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                                                                   Sub-Item 77G

                     INVESCO GLOBAL MARKETS STRATEGY FUND

                           PLAN OF RECAPITALIZATION

   This PLAN OF RECAPITALIZATION (the "Plan") is dated as of the 8th day of August, 2013, and has been adopted by the Board of Trustees of AIM Investment Funds (Invesco Investment Funds), a Delaware statutory trust created under the laws of the State of Delaware (the "Trust"), to provide for the recapitalization of the Invesco Global Markets Strategy Fund, a series of the Trust (the "Fund"), as described herein.

1. Definition of Terms.

   For purposes of this Plan, the following terms used herein shall have the following meanings:

   (a) "Charter" shall mean the Agreement and Declaration of Trust dated September 14, 2005, as amended and supplemented to date.

   (b) "Class H1 Shares" shall mean the shares of beneficial interest of the Fund that have been established and designated by the Trust's Board of Trustees as Class H1 Shares.

   (c) "Class Y Shares" shall mean the shares of beneficial interest of the Fund that have been established and designated by the Trust's Board of Trustees as Class Y Shares.

   (d) "Fund" shall mean the shares of beneficial interest of the Trust which have been designated in its Charter as the Invesco Global Markets Strategy Fund.

   (e) "Recapitalization" shall mean the proposed recapitalization of the Fund set forth in this Plan.

   (f) "Trust" shall mean AIM Investment Funds (Invesco Investment Funds), a Delaware statutory trust.

2. Purpose.

   The purpose of the Recapitalization, as described herein, is to eliminate the current issued and outstanding Class H1 Shares of the Fund and cease to offer Class H1 Shares by converting all existing Class H1 Shares into Class Y Shares of the Fund.

3. Present Capitalization.

   The Fund has an unlimited number of shares classified and allocated to Class H1 Shares and Class Y Shares, although only Class H1 Shares are presently issued and outstanding. The rights and privileges of Class H1 Shares and Class Y Shares are equal in all respects except that (i) the eligibility criteria to purchase Class H1 Shares is different from the eligibility criteria to purchase Class Y shares; and (ii) shareholders of each of Class H1 Shares and Class Y Shares would have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

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                                                                   Sub-Item 77G

4. Proposed Capitalization.

   Pursuant to a resolution adopted by the Trust's Board of Trustees all issued shares previously designated as Class H1 Shares will be converted into Class Y Shares of the Fund.

5. Conditions to Implementation.

   The implementation of the Recapitalization is subject to this Plan having been approved by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested" as defined in Section 2(a)(19) of the Investment Company Act of 1940 in accordance with the Charter and the laws of the State of Delaware.

   The Trustees of the Trust, in their discretion at any time prior to the Effective Time (as hereinafter defined), may determine to abandon the Recapitalization if, in the opinion of the Trustees, it is not in the best interests of the Fund and its shareholders to implement the Recapitalization.

6. Effective Time.

   The Recapitalization will be effective, subject to the satisfaction of the conditions set forth in Section 5 hereof, at 5:00 p.m., Eastern time, on August 28, 2013 (the "Effective Time").

7. Conversion of Shares.

   At the Effective Time, the manner and basis of converting the shares of the Class H1 Shares of the Fund into Class Y Shares of the Fund, shall be as follows: by virtue of the Board's adoption of this Plan and without any action on the part of the Fund or the holder of such shares, the Class H1 Shares issued and outstanding immediately prior to the Effective Time (the "Outstanding Class H1 Shares") shall be converted into, and shall become issued and outstanding Class Y Shares on the basis that each holder of Outstanding Class H1 Shares shall become the holder of record at the Effective Time of the number of Class Y Shares that shall equal in value the net asset value attributable to such holder's Outstanding Class H1 Shares immediately prior to the Effective Time. The net asset value of Class Y Shares received in exchange for Outstanding Class H1 Shares shall be the same as the net asset value of the shares so exchanged.

8. Additional Action for Implementation.

   The proper officers and counsel to the Trust, in addition to taking the action set forth in this Plan, shall:

   (a) carry out the execution of the appropriate accounting entries to reflect the Recapitalization on the books of the Fund after the Effective Time; and

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                                                                   Sub-Item 77G

   (b) take such other action as such officers and counsel shall deem necessary or appropriate to effectuate this Plan and the Recapitalization.

                                AIM Investment Funds (Invesco Investment Funds)

                                              By:  /s/ John M. Zerr
                                                   -----------------------------
                                                   Name: John M. Zerr
                                                   Title: Senior Vice President